Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-3 (the “Form S-3”), of our auditor’s report dated August 15, 2024 with respect to the consolidated financial statements of New Horizon Aircraft Ltd. as at May 31, 2024 and for the year ended May 31, 2024, as included in the Annual Report on Form 10-K of New Horizon Aircraft Ltd. for the year ended May 31, 2024 as filed with the SEC.

We also consent to the reference to our firm under the heading “Experts” in the Form S-3.

/s/ MNP LLP

Chartered Professional Accountants

Licensed Public Accountants

February 14, 2025

Mississauga, Canada